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EX-99.B9(a)            Opinion and Consent of Arnold R. Bergman, Vice
                       President-Legal, First Variable Life Insurance Company


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              [LETTERHEAD OF FIRST VARIABLE LIFE INSURANCE COMPANY]

April 25, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Registration of Contract Interests
     First Variable Annuity Fund A of First Variable Life Insurance Company (File Nos. 2-30164 and 811-1680)

Dear Sir/Madam:

In my capacity as Vice President - Legal of First Variable Life Insurance Company ("First Variable"), I have acted as chief legal officer with regard to variable annuity contracts ("Contracts") described in the captioned Registration and funded in First Variable Annuity Fund A ("Separate Account") of First Variable. I have examined the Articles of Incorporation and Bylaws of First Variable, the Contracts and such other records as I have deemed necessary in connection with the rendering of this opinion.

Based upon the foregoing and having regard for such legal consideration as I have deemed relevant, I am of the opinion that:

1. First Variable is a duly organized and existing stock life insurance company under the laws of the state of Arkansas authorized to issue life insurance and annuity contracts.

2. The establishment of the Separate Account has been duly authorized by the Board of Directors of First Variable.

3. Upon the acceptance of purchase payments made by an Owner pursuant to a Policy issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally-issued, fully paid, non-assessable contractual interest under such Policy.

This opinion speaks only as of the date hereof and I expressly disclaim any obligation to update it for any change in the law or facts occurring subsequent to the date hereof.

I consent to the use in Registration  No. 2-30164 of this opinion letter.

Very truly yours,


s/Arnold R. Bergman
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Arnold R. Bergman
Vice President -  Legal*


*Admitted in NY


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